RELAY MINES LIMITED
Suite 3400 Park Place, 666 Burrard Street
Vancouver, BC V6C 3P6

News Release
Current Trading Symbol: RLYM
New Trading Symbol: XLRC

Relay Mines Limited ("Relay") issued the following news release today.

Effective September 13, 2004, Relay's wholly owned subsidiary, TSI Med Acquisition Corp. ("Acquisition Sub") merged with TSI Medical Corp. ("TSI"). TSI has rights to acquire up to 60% of Exelar Medical Corporation ("Exelar Medical"), a company that is developing a patented technology that utilizes small superconducting magnets to focus and control doses of therapeutic radiations for the treatment of cancerous tumors. Under the terms of the merger, a total of 9,492,667 common shares of Relay are being issued to the existing shareholders of TSI in addition 60,000,000 shares currently held by Relay's principal shareholders are being cancelled with the result that upon completion of the issuance of shares to the TSI shareholders, Relay will have 22,859,875 common shares issued and outstanding. Relay will also issue options and warrants to the existing TSI option and warrant holders. In addition, Relay will assume obligations of TSI to issue 500,000 units, with each unit consisting of one common share and one warrant, to subscribers under a recent private placement of TSI and the obligation to issue 300,000 common shares in connection with TSI's acquisition of its interest in Exelar Medical.

Concurrent with the closing of the merger, Mr. Carlo Civelli and Mr. Bruno Mosimann have resigned as directors and officers of Relay, and the following have been appointed:

Logan Anderson	President, Principal Executive Officer,
Treasurer, Principal Financial Officer and
a Director

Derek van Laare	Secretary

Harold Moll	Director

Peter Hogendoorn	Director

Effective September 15, 2004, Relay will complete a second merger with Acquisition Sub and change its name to XLR Medical Corp. No additional shares will be issued in connection with this second merger. Its trading symbol on the NASD OTC Bulletin Board will also change to XLRC to reflect the change of name.

For more information please contact:

Chet Kurzawski, Vice-President Investor Relations
Telephone: 604-676-5247

This press release may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential", "continue" or "proposed" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to retain the professional advisors necessary to guide us through our corporate restructuring including, but not limited to, the contemplated merger between TSI Medical Corp. and Relay Mines Limited; (3) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (4) unforeseen costs and expenses; (5) potential litigation with our shareholders and/or former or current investors; (6) the companies' abilities to comply with federal, state and local government regulations; and (7) other factors over which we have little or no control.